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                                                            Exhibit 99.1

[GRAPHIC OMITTED]  7961 SHAFFER PARKWAY
                   SUITE 5
                   LITTLETON, COLORADO 80127
                   TELEPHONE (720) 981-1185
                   FAX (720) 981-1186



                                       Trading Symbol: VGZ
                                       Toronto and American Stock Exchanges

                                      NEWS
____________________________________       ____________________________________


VISTA GOLD CORP. ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

DENVER, COLORADO OCTOBER 13, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the appointment of W. Durand Eppler of Denver, Colorado, to the Board of Directors effectively immediately. Mr. Eppler holds an M.S. degree in Mineral Economics from the Colorado School of Mines. Recently, with Newmont Mining Corporation, he held positions of Vice President of Newmont Capital, Ltd., President of Newmont Indonesia, Vice President of Corporate Development and Vice President of Corporate Planning. He also has considerable domestic and international banking experience with major U.S. banks. Mr. Eppler fills a Board vacancy with a term that expires at the next annual general meeting of shareholders. The vacancy was created by the unexpected passing of President Jock McGregor in late May.

"The addition of Randy Eppler brings strength to our company, particularly in the business development and financial areas, and we are very pleased to welcome him to our Board of Directors," said Mike Richings, President and CEO.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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